EXHIBIT 99.1
News

For Immediate Release	Contact:
January 31, 2008	Rick B. Honey
(212) 878-1831

MINERALS TECHNOLOGIES REPORTS FOURTH QUARTER
DILUTED EARNINGS PER SHARE OF $0.86

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Company Records Net Loss of $3.31 per Share for Full Year 2007
Due to the Realignment Program Initiated in the Third Quarter

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Company Declares Regular Quarterly Dividend of $0.05 per Share

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NEW YORK, January 31 - Minerals Technologies Inc. (NYSE: MTX) today reported net income of $16.8 million, or $0.86 per share, for the fourth quarter 2007, compared with $10.5 million, or $0.55 per share in the same period of 2006.

"As part of the realignment and restructuring program initiated in the third quarter of 2007, the company recorded additional restructuring charges of $0.14 per share in the fourth quarter," said Joseph C. Muscari, chairman and chief executive officer. "However, these charges were largely offset by the initial savings generated from that program. The benefits of the restructuring will continue into 2008 with targeted annualized future savings between $15 million and $20 million."

Fourth quarter earnings included certain favorable special items. The company recognized a business interruption insurance recovery gain of approximately $0.10 per share and a similar amount for one-time compensation and employee benefit adjustments. In addition, the company realized favorable effects of an inventory revaluation in the fourth quarter due to the increasing cost of raw materials in the Refractories segment. This will result in higher cost sales in the first quarter of 2008.

Fourth quarter results and all prior periods reflect the transfer of the Synsil® product line and the two plants in the Midwest that process imported ores to discontinued operations. The loss from discontinued operations was $0.03 per share in the fourth quarter of 2007 compared with a loss of $0.13 per share in 2006.

The company's worldwide sales in the fourth quarter increased 8 percent to $274.3 million compared with $254.8 million in the prior year. Foreign exchange had a favorable impact on sales of approximately 5 percentage points of growth. Operating income increased 7 percent to $24.1 million from the $22.4 million recorded in the same period in 2006.

Worldwide sales for the full year 2007 were $1.08 billion, a 5-percent increase over the $1.02 billion reported in 2006. For the year, foreign exchange had a favorable impact on sales of 3 percentage points of growth. The company recorded an operating loss for the full year 2007 of $8.5 million. Included in the loss from operations were an impairment of assets charge of $94.1 million and restructuring costs of $16.0 million.

As a result, the loss from continuing operations for 2007 was $25.7 million compared to a profit of $56.1 million in 2006. The loss from discontinued operations for the year was $37.8 million compared with a loss of $6.1 million in 2006. Included in the loss from discontinued operations was a pre-tax impairment of assets charge of $46.8 million and restructuring charges of $2.3 million. The net loss for the full year was $63.5 million compared with a profit of $50.0 million in 2006. The company's loss per share was $3.31 in 2007 compared with earnings of $2.53 per diluted share in 2006.

For the fourth quarter, worldwide sales in the company's Specialty Minerals segment, which consists of precipitated calcium carbonate (PCC) and Processed Minerals, were $180.4 million, a 9-percent increase over the $164.9 million in the same period of 2006. Foreign exchange had a favorable impact on sales for the quarter of approximately 5 percentage points of growth. For the full year 2007, Specialty Minerals sales increased 6 percent to $716.6 million compared with $675.6 million for 2006. Foreign exchange had a favorable impact on sales of approximately 3 percentage points of growth. For the fourth quarter, income from operations of $16.3 million increased 21 percent from the $13.5 million in the prior year. Included in income from operations were restructuring costs of $1.3 million in the fourth quarter of 2007. For the full year, Specialty Minerals incurred an operating loss of $20.0 million compared to a profit of $60.5 million recorded in the prior year. Included in the 2007 loss from operations were an impairment of assets charge of $79.3 million and restructuring costs of $11.3 million

Worldwide sales of PCC, which is used mainly in the manufacturing processes of the paper industry, increased 11 percent from $138.5 million in the fourth quarter of 2006 to $154.1 million in the same period of 2007. For the full year, PCC sales increased 8 percent from $557.0 million in 2006 to $602.6 million in 2007. Sales growth was attributable to increased selling prices from the pass through to customers of raw material cost increases and to foreign currency. Paper PCC sales volume decreased slightly from the prior year. Increased PCC volumes at several facilities were more than offset by paper industry consolidations, primarily in North America.

Worldwide sales of Processed Minerals products decreased slightly in the fourth quarter to $26.3 million from $26.4 million in the same period of the prior year. For the full year, Processed Minerals product sales decreased 4 percent to $114.0 million in 2007 from $118.6 million in 2006. This decrease was primarily due to weakness in the residential construction industry. Processed Minerals products, which include ground calcium carbonate and talc, are used in the building materials, polymers, ceramics, paints and coatings, glass and other manufacturing industries.

In the company's Refractories segment, sales in the fourth quarter were $93.9 million, a 4-percent increase over the $89.9 million recorded in the fourth quarter of 2006. Foreign exchange had a favorable impact on sales of $5.8 million for the fourth quarter. Sales for the full year for the Refractories segment were $361.1 million, a 4-percent increase over the $347.9 million in 2006. Foreign exchange had a favorable impact on sales of $11.9 million for the year, or 3 percentage points of sales growth. Sales from the Turkish acquisition made in late 2006 contributed an additional 4 percentage points of growth in 2007.

Operating income in the fourth quarter for the Refractories segment was $7.8 million, a 12-percent decrease from the $8.9 million recorded during the same period in 2006. Included in income from operations were restructuring costs of $2.6 million in the fourth quarter of 2007. For the full year, Refractories' operating income was $11.5 million, a 64-percent decrease from the $31.9 million recorded in the previous year. Included in income from operations were an impairment of assets charge of $14.8 million and restructuring costs of $4.7 million.

"The year 2007 was one of transition during which we took the necessary steps - by realigning and restructuring our operations - to strengthen our basic foundation," said Mr. Muscari. "We eliminated underperforming assets and will now be able to focus on our core competencies. In 2008, we expect to achieve higher returns on capital and higher rates of profitable growth. However, we are concerned about the state of the economy and the potential impact it may have on our product lines."

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The company also declared a regular quarterly dividend of $0.05 per share on its common stock. The dividend is payable on March 19, 2008 to stockholders of record on February 28, 2008.

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Minerals Technologies will sponsor a conference call tomorrow, February 1, at 11 a.m. The conference call will be broadcast live on the company web site: www.mineralstech.com.

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This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 which describe or are based on current expectations. Actual results may differ materially from these expectations. In addition, any statements that are not historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the risk factors and other cautionary statements in our 2006 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.

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For further information about Minerals Technologies Inc. look on the internet at http://www.mineralstech.com/

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CONSOLIDATED STATEMENTS OF INCOME MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES (in thousands, except per share data) (unaudited)
	Fourth Quarter		% Growth	Full Year		% Growth

	2007	2006	Prior Year	2007	2006	Prior Year

Net sales	$274,259	$254,783	8%	$1,077,721	$1,023,544	5%

Cost of goods sold	214,649	200,392	7%	845,136	798,730	6%

Production margin	59,610	54,391	10%	232,585	224,814	3%

Marketing and administrative expenses	25,550	25,275	1%	104,649	104,633	0%
Research and development expenses	6,131	6,724	(9)%	26,348	27,753	(5)%
Impairment Charges	0	0	*	94,070	0	*
Restructuring and other charges	3,867	0	*	16,017	0	*

Income (loss) from operations	24,062	22,392	7%	(8,499)	92,428	(109)%

Non-operating income (deductions) - net	2,736	(2,358)	(216)%	(3,000)	(5,870)	(49)%

Income (loss) before provision for taxes
on income, minority interests and
discontinued operations	26,798	20,034	34%	(11,499)	86,558	(113)%

Provision for taxes on income	8,711	6,233	40%	11,266	26,992	(58)%

Minority interests	743	651	14%	2,904	3,441	(16)%

Income (loss) from continuing operations	17,344	13,150	32%	(25,669)	56,125	(146)%

Loss from discontinued operations, net of tax	(582)	(2,646)	(78)%	(37,845)	(6,174)	*

Net income (loss)	$16,762	$10,504	60%	$(63,514)	$49,951	(227)%

* Percentage not meaningful

Weighted average number of common
shares outstanding:
Basic	19,238	19,098		19,190	19,600

Diluted	19,444	19,249		19,404	19,738

Earnings (loss) per share:

Basic:
Income (loss) from continuing operations	$0.90	$0.69	30%	$(1.34)	$2.86	(147)%
Loss from discontinued operations	(0.03)	(0.14)	(79)%	(1.97)	(0.31)	*

Net income (loss)	$0.87	$0.55	58%	$(3.31)	$2.55	(230)%

Diluted:
Income (loss) from continuing operations	$0.89	$0.68	31%	$(1.34)	$2.84	(147)%
Loss from discontinued operations	(0.03)	(0.13)	(77)%	(1.97)	(0.31)	*

Net income (loss)	$0.86	$0.55	56%	$(3.31)	$2.53	(231)%

Cash dividends declared per common share	$0.05	$0.05		$0.20	$0.20

* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES NOTES TO CONSOLIDATED STATEMENTS OF INCOME

1) Sales increased 3% in the United States in the fourth quarter of 2007 as compared with fourth quarter 2006. International sales increased 14% in the fourth quarter of 2007 as compared with fourth quarter 2006. Sales decreased 2% in the United States for full year of 2007 as compared with full year of 2006. International sales increased 15% for full year 2007 as compared with full year 2006.

2) In the third quarter of 2007, the Company initiated a plan to realign its operations as a result of an in-depth strategic review of its operations. This realignment resulted in impairment of assets charges and restructuring charges for the fourth quarter and full year of 2007 from continuing operations as follows (millions of dollars):

	Fourth	Full
Impairment of assets charges	Quarter	Year

Paper PCC	$0.0	$65.3
Specialty PCC	0.0	12.7

Total PCC	0.0	78.0
Processed Minerals	0.0	1.3

Specialty Minerals Segment	0.0	79.3
Refractories Segment	0.0	14.8

Consolidated	$0.0	$94.1

Restructuring and other costs
Severance and other employee benefits	$4.3	$13.5
Contract termination costs	(0.5)	1.8
Other exit costs	0.1	0.7

	$3.9	$16.0

The restructuring program will result in a reduction of approximately 200 employees, or 7%, of the company's worldwide workforce.

The restructuring also resulted in inventory write-downs of $0.2 million in the third quarter which were included in cost of goods sold.

The impairment of assets charge for the full year includes a write-down of an intangible asset of $0.5 million related to customer relationships associated with a recent acquisition in the Refractories segment.

3) During the fourth quarter of 2006, the Company liquidated its wholly-owned subsidiary in Hadera, Israel and classified this business as a discontinued operation. The Company had previously operated a one-unit satellite PCC facility at this location.

During the fourth quarter of 2007, the Company exited its Synsil® Products product line and reclassified such operations as discontinued. In addition, the Company reclassified to discontinued operations its two Midwest plants located in Mt. Vernon, Indiana and Wellsville, Ohio. All assets are classified as held for disposal as of December 31, 2007.

The following table details selected financial information for the businesses included within discontinued operations in the Consolidated Statements of Income (millions of dollars):

	Fourth Quarter		Full Year

	2007	2006	2007	2006

Net sales	$6.4	$8.1	$30.2	$37.2

Production margin	0.1	(0.7)	(5.3)	(3.4)

Total expenses	0.8	1.0	4.1	4.0
Impairment of assets	0.0	0.0	46.8	0.0
Restructuring charges	0.1	0.0	2.3	0.0

Loss from operations	(0.8)	(1.7)	(58.5)	(7.4)

Foreign currency translation loss arising from
liquidation of investment in foreign entity	0.0	(1.6)	0.0	(1.6)

Loss from discontinued operations, net of tax	$(0.6)	$(2.6)	$(37.8)	$(6.1)

The restructuring also resulted in inventory write-downs of $1.2 million in the third quarter which were included in cost of goods sold.

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES NOTES TO CONSOLIDATED STATEMENTS OF INCOME

4) To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP income (loss), excluding special items, for the fourth quarter and full year ended December 31, 2007 and 2006, respectively. The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of the Company's ongoing operating results and thereby affect the comparability of results between periods. The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

(Millions of dollars, except per share data)	Fourth Quarter		Full Year

	2007	2006	2007	2006

Net Income (loss), as reported	$16.8	$10.5	$(63.5)	50.0

Special items:
Inventory writedowns included in cost of goods sold	0.0	0.0	1.4	0.0
SG&A reversals related to restructuring	(1.4)	0.0	(1.4)	0.0
Impairment of long-lived assets	0.0	0.0	140.9	0.0
Restructuring and other costs	4.0	0.0	18.3	0.0
Insurance recovery gains	(3.0)	0.0	(3.0)	(1.8)

Related tax effects on special items	0.1	0.0	(37.7)	(0.7)

Reverse minority interest portion of impairment charge	0.0	0.0	(0.2)	0.0

Net income, excluding special items	$16.3	$10.5	$54.8	48.9

Basic earnings per share, excluding special items	$0.85	$0.55	$2.85	2.49
Diluted earnings per share, excluding special items	$0.84	$0.55	$2.82	2.48

Included in SG&A expenses in the fourth quarter were one-time reversals of unvested long-term incentive compensation accruals of approximately $1.4 million or $0.05 per share, after-tax, related to the restructuring.

Earnings in the above table include the initial savings realized from the realignment program.

5) The following table reflects the components of non-operating income and deductions (thousands of dollars):

	Fourth Quarter		Full Year

	2007	2006	2007	2006

Interest income	$1,270	$490	$3,083	1,762
Interest expense	(1,473)	(2,670)	(8,701)	(8,319)
Insurance recovery gains	2,962	--	2,962	1,822
Foreign exchange gains (losses)	598	(45)	513	(268)
Other deductions	(621)	(131)	(857)	(867)

Non-operating deductions, net	$2,736	$(2,356)	$(3,000)	(5,870)

During the first quarter of 2006, the Company recognized an insurance recovery gain of approximately $1.8 million for property damage sustained in 2004 at the Easton, Pennsylvania facility related to a storm.

During the fourth quarter of 2007, the Company recognized a business interruption insurance recovery gain of approximately $3.0 million relating to the aforementioned storm.

6) The analyst conference call to discuss operating results for the fourth quarter is scheduled for Friday, February 1, 2008 at 11:00 a.m. and will be broadcast over the Company's website (www.mineralstech.com). The broadcast will remain on the Company's website for no less than one year.

SUPPLEMENTARY DATA MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES (millions of dollars) (unaudited)

	Fourth Quarter		% Growth	Full Year		% Growth
SALES DATA	2007	2006	Prior Year	2007	2006	Prior Year

United States	$143.6	$139.9	3%	$581.9	$592.6	(2)%
International	130.7	114.9	14%	495.8	430.9	15%
Net Sales	$274.3	$254.8	8%	$1,077.7	$1,023.5	5%

Paper PCC	$139.5	$125.5	11%	$542.0	$500.6	8%
Specialty PCC	14.6	13.0	12%	60.6	56.4	7%
PCC Products	$154.1	$138.5	11%	$602.6	$557.0	8%

Talc	$9.0	$8.9	1%	$37.3	$38.9	(4)%
Ground Calcium Carbonate	17.3	17.5	(1)%	76.7	79.7	(4)%
Processed Minerals Products	$26.3	$26.4	(0)%	$114.0	$118.6	(4)%

Specialty Minerals Segment	$180.4	$164.9	9%	$716.6	$675.6	6%

Refractory products	$76.3	$71.2	7%	$290.5	$264.6	10%
Metallurgical Products	17.6	18.7	(6)%	70.6	83.3	(15)%
Refractories Segment	$93.9	$89.9	4%	$361.1	$347.9	4%

Net Sales	$274.3	$254.8	8%	$1,077.7	$1,023.5	5%

SEGMENT OPERATING INCOME (LOSS) DATA

Specialty Minerals Segment	$16.3	$13.5	21%	$(20.0)	$60.5	(133)%

Refractories Segment	$7.8	$8.9	(12)%	$11.5	$31.9	(64)%

Consolidated	$24.1	$22.4	8%	$(8.5)	$92.4	(109)%

* percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES CONDENSED CONSOLIDATED BALANCE SHEETS

	ASSETS

	(In Thousands of Dollars)
		December 31,	December 31,
		2007*	2006**

	Current assets:
	Cash & cash equivalents	$128,985	$67,929
	Short-term investments	9,697	8,380
	Accounts receivable, net	180,868	188,784
	Inventories	103,373	129,894
	Prepaid expenses and other current assets	22,773	16,775
	Assets held for disposal	27,614	0
	Total current assets	473,310	411,762

	Property, plant and equipment	1,351,843	1,478,922
	Less accumulated depreciation	862,457	826,125
	Net property, plant & equipment	489,386	652,797

	Goodwill	71,964	68,977
	Prepaid pension costs	53,667	25,717
	Other assets and deferred charges	40,566	33,871

	Total assets	$1,128,893	$1,193,124

	LIABILITIES AND SHAREHOLDERS' EQUITY

	Current liabilities:
	Short-term debt	$9,518	$87,644
	Current maturities of long-term debt	7,210	2,063
	Accounts payable	66,084	60,963
	Restructuring liabilities	14,479	0
	Other current liabilities	65,306	61,393
	Liabilities of assets held for disposal	4,801	0
	Total current liabilities	167,398	212,063

	Long-term debt	111,006	113,351
	Other non-current liabilities	99,565	115,153
	Total liabilities	377,969	440,567

	Total shareholders' equity	750,924	752,557

	Total liabilities and shareholders' equity	$1,128,893	$1,193,124

*	Unaudited.
**	Condensed from audited financial statements.